Exhibit 12.1

                          TRENWICK AMERICA CORPORATION
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                 (Amounts in thousands of United States dollars)

                                                             Years ended December 31,
                                           ---------------------------------------------------------
                                             2001         2000         1999        1998        1997
                                           --------     --------     --------     -------    -------
Earnings
Net income (loss)                          $(19,525)    $(36,972)    $ (9,895)    $25,608    $31,976
Income taxes (benefit)                      (14,628)     (22,529)     (12,355)      4,762      8,983
                                           --------     --------     --------     -------    -------
Income (loss) before income taxes           (34,153)     (59,501)     (22,250)     30,370     40,959
Fixed charges (as below)                     31,336       35,769       18,550      13,656     10,140
                                           --------     --------     --------     -------    -------
Earnings (loss) (for ratio calculation)    $ (2,817)    $(23,732)    $ (3,700)    $44,026    $51,099
                                           ========     ========     ========     =======    =======

Fixed charges:
Interest expense                           $ 21,634     $ 26,067     $  8,848     $ 3,954    $ 1,220
Dividends on capital securities of
   subsidiary trust                           9,702        9,702        9,702       9,702      8,920
                                           --------     --------     --------     -------    -------
Total fixed charges                        $ 31,336     $ 35,769     $ 18,550     $13,656    $10,140
                                           ========     ========     ========     =======    =======

Ratio of earnings of fixed charges            (0.09)       (0.66)        (.20)        3.2        5.0
                                           ========     ========     ========     =======    =======

Deficiency                                 $(34,153)    $(59,501)    $(22,250)
                                           ========     ========     ========

For purposes of computing the consolidated ratio of earnings to fixed charges, "earnings" represent income before income taxes and fixed charges. "Fixed charges" include gross interest expense (other than on deposits), minority interest and the proportion deemed representative of the interest factor of rent expense.